EXHIBIT 3.1.4
Office Of The Secretary of State
Corporations Division
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.
1. The name of the corporation is Delta Apparel, Inc. and its charter number is K950538.
2. The following new Section 3.5 is added to Article 3 of the Articles of Incorporation:
     “3.5 Voting for Directors. If a quorum is present, the shareholders shall elect the directors of the Corporation by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the annual meeting of shareholders and entitled to vote for the election of directors, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote for the election of directors.”
3. The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.
4. The date of the adoption of the amendment was November 8, 2007.
5. These articles will be effective upon filing.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on November 8, 2007.

DELTA APPAREL, INC.
By:	/s/ Deborah H. Merrill
	Name:	Deborah H. Merrill
	Title:	Vice President, Chief Financial Officer, and Treasurer